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                                                                  Exhibit 2.1

                               ARTICLES OF MERGER
                                       OF
                                 POLY-TECH, INC.
                                      INTO
                             CARLISLE PLASTICS, INC.

         Carlisle Plastics, Inc., a Delaware corporation, by action of its Board of Directors in accordance with Section 302A.621 of the Minnesota Business Corporation Act, as amended, hereby adopts the following Articles of Merger:

                                    ARTICLE I

         Included herein as Article III is the Plan of Merger, which has been approved by the affirmative vote of a majority of the directors of Carlisle Plastics, Inc. ("Parent"), setting forth the terms of the merger of Poly-Tech, Inc., a Minnesota Corporation ("Subsidiary") with and into Parent (the "Merger") (Subsidiary and Parent are sometimes hereinafter collectively referred to as the "Constituent Corporations").

                                   ARTICLE II

         Subsidiary has outstanding a total of 1,000 shares of common stock, $.01 par value (the "Common Stock") and a total of 150 shares of Non-Voting Cumulative Participating Preferred Stock, Series A (the "Preferred Stock"), all of which shares of Common Stock and Preferred Stock are owned by Parent.

                                   ARTICLE III

         The Plan of Merger is as follows:

         1. Merger. The Merger shall be effected pursuant to applicable state law and will be consistent with the requirements for a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         2. Surviving Corporation. Subsidiary shall be merged with and into Parent and Parent shall be the surviving corporation after the Merger (Parent being sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to exist as a corporation created and governed by the laws of the State of Delaware.

         3. Effective Date. The Merger shall be effective as of March 31, 1995 (the "Effective Date").

         4. Share of Common Stock. Each share of common stock of Parent issued and outstanding at the time of the Merger shall continue as one share of common stock of the Surviving Corporation which shall be fully paid and nonassessable. Each Share of common stock of Subsidiary issued and outstanding at the time of the Merger shall be automatically retired and cancelled.


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         5.  Shares of Preferred Stock. Each share of Non-Voting Cumulative
Participating Preferred Stock, Series A (the "Preferred Stock") of Subsidiary issued and outstanding at the time of the Merger shall be automatically retired and cancelled.

         6.  Certificate of Incorporation and Bylaws.

             6.1 The Certificate of Incorporation of Parent shall remain in effect after the Effective Date of the Merger as the Certificate of Incorporation of the Surviving Corporation, and such Certificate of
         Incorporation shall    not be amended by virtue of the Merger.

             6.2 The Bylaws of Parent as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided.

         7. Succession to All Rights and Obligations. From and after the Effective Date, the Surviving Corporation shall automatically succeed to all of the assets and rights, and all of the liabilities and obligations of the Subsidiary as provided by law.

         8. Directors. The directors of Parent at the Effective Date shall continue as directors of the Surviving Corporation until the election and qualification of their successors.

         9. Officers. The officers of Parent at the Effective Date shall continue as officers of the Surviving Corporation until the election and qualification of their successors.

         10. Abandonment. Notwithstanding the approval of this Plan of Merger by the directors of Parent, this Plan of Merger may be abandoned by either party at any time prior to the issuance of Certificates of Merger by the Secretaries of State of the State of Minnesota and the State of Delaware.

         11. Waiver. Parent, as the sole shareholder of Subsidiary, hereby acknowledges receipt of a copy of this Plan of Merger and hereby waives the mailing of this Plan of Merger as provided by Minnesota Statutes, Section 302A.621, Subd. 3(c) and Subd.4.

                                   ARTICLE IV

         The Surviving Corporation to the Merger hereby agrees that if it is to transact business in the State of Minnesota, it shall comply with the provisions of the Business Corporation Act of Minnesota, with respect to foreign corporations, and whether or not it is to transact business in Minnesota, agrees that:

         (a) It may be served with process in the State of Minnesota in a proceeding for the enforcement of any obligation of a Constituent Corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of a Constituent Corporation against the Surviving Corporation;

         (b) The Secretary of State of the State of Minnesota shall be and hereby is irrevocably appointed as the agent of the Surviving corporation to accept service of process in any proceeding; the post office address to which the service of process in any such proceeding shall be mailed is 1401 West 94th Street, Bloomington, Minnesota 55431; and

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         (c) The Surviving Corporation will promptly pay to the dissenting shareholders of the Merging Corporation the amount, if any, to which they shall be entitled under the provisions of Minnesota Statutes, Section 302A.473.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Merger as of the 28th day of March, 1995.

                                       CARLISLE PLASTICS, INC.

                                       By: /s/ CLIFFORD A. DEUPREE
                                          ---------------------------
                                          Clifford A. Deupree
                                          President



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